Exhibit 5.1

March 12, 2015

Insulet Corporation
600 Technology Park Drive
Suite 200
Billerica, Massachusetts

Re:    Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 681,307 shares (the “Shares”) of Common Stock, $0.001 par value per share, of Insulet Corporation, a Delaware corporation (the “Company”), that may be issued pursuant to (i) the Non-Qualified Stock Option Agreement for Patrick J. Sullivan under the Second Amended and Restated 2007 Stock Option and Incentive Plan, dated as of October 1, 2014; (ii) the Non-Qualified Stock Option Agreement for Brad Thomas under the Second Amended and Restated 2007 Stock Option and Incentive Plan, dated as of December 1, 2014; (iii) the Time Vesting Restricted Stock Unit Agreement for Brad Thomas under the Seconded Amended and Restated 2007 Stock Option and Incentive Plan, dated as of December 1, 2014; (iv) the Non-Qualified Stock Option Agreement for Shacey Petrovic under the Second Amended and Restated 2007 Stock Option and Incentive Plan, dated as of February 9, 2015; and (v) the Time Vesting Restricted Stock Unit Agreement for Shacey Petrovic under the Second Amended and Restated 2007 Stock Option and Incentive Plan, dated as of February 9, 2015,(together with (i), (ii), (iii), (iv), and (v) the “Inducement Grants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Inducement Grants, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP